Exhibit (a)(1)(iv)

U.S. OFFER TO PURCHASE FOR CASH
All Outstanding American Depositary Shares and
All Ordinary Shares, Warrants and ORNANEs held by U.S. Holders of
BUSINESS OBJECTS S.A.
(CUSIP: 12328X107; ISIN: US12328X1072)
Pursuant to the U.S. Offer to Purchase dated December 4, 2007 by
SAP FRANCE S.A.
a wholly owned subsidiary of
SAP AG

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME,
ON JANUARY 15, 2008, UNLESS THE U.S. OFFER IS EXTENDED.

December 4, 2007

To our Clients:

Enclosed for your consideration are an offer to purchase dated December 4, 2007 (the “U.S. Offer to Purchase”), and the related ADS Letter of Transmittal in connection with the offer by SAP France S.A. (“SAP France”), a société anonyme organized under the laws of the Republic of France and a wholly owned subsidiary of SAP AG, an Aktiengesellschaft (stock corporation) organized under the laws of the Federal Republic of Germany, to purchase for cash: (a) each American depositary share (“ADS”) of Business Objects S.A. (“Business Objects”), a société anonyme organized under the laws of the Republic of France, for an amount in U.S. dollars equal to €42.00, (b) each Business Objects ordinary share (“Share”) for €42.00 (other than Business Objects ordinary shares represented by Business Objects ADSs), (c) each bond convertible or exchangeable into new or existing Shares (obligations remboursables en numéraire ou en actions nouvelles ou existantes, or “ORNANE”) for €50.65 and (d) each Business Objects warrant to acquire Shares (“Warrant”) for €12.01 per 2007 Warrant, €19.69 per 2006 Warrant, €18.87 per 2005 Warrant, €24.96 per 2004 Warrant, and €22.55 per 2003 Warrant, in each case upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase and the related ADS Letter of Transmittal and Forms of Acceptance (which, as amended or supplemented from time to time, constitute the “U.S. Offer”). Shares, ADSs, ORNANEs and Warrants are collectively referred to as “Securities.” Terms used in this document to the extent not defined herein shall have the same meaning as in the U.S. Offer to Purchase.

We are (and our nominee is) the holder of record of Business Objects ADSs held by us for your account. A tender of such Business Objects ADSs can be made only by us and pursuant to your instructions. The ADS Letter of Transmittal is furnished to you for your information only and cannot be used to tender Business Objects ADSs held by us for your account.

We request instructions as to whether you wish us to tender on your behalf any or all of the Business Objects ADSs held by us for your account, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase.

Your attention is directed to the following:

1. The U.S. Offer is being made for all outstanding Business Objects ADSs and all Business Objects Shares, ORNANEs and Warrants held by U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act). SAP France will, upon the terms and subject to the conditions of the U.S. Offer, purchase the Business Objects ADSs, Shares, Warrants and ORNANEs validly tendered and not withdrawn before the Expiration Date of the U.S. Offer. The term “Expiration Date” means 9:00 a.m., New York City time, on January 15, 2008 or, if the U.S. Offer is extended, the latest time and date at which the U.S. Offer, as so extended by SAP France, will expire.

2. The U.S. Offer is being made in conjunction with a concurrent offer in France (the “French Offer” and together with the U.S. Offer, the “Offers”). The French Offer is open to holders of Business Objects Shares,

ORNANEs and Warrants who are located in France and to holders of Business Objects Shares, ORNANEs and Warrants who are located outside of France and the United States, if, pursuant to the local laws and regulations applicable to those holders, they are permitted to participate in the French Offer. If you are such a holder eligible to participate in the French Offer, please contact us and we will forward you the applicable information regarding the French Offer. The U.S. Offer and the French Offer are being made on substantially the same terms except that the U.S. Offer will close three French trading days after the French Offer, and completion of the Offers is subject to the same condition that securities representing in the aggregate at least 50.01% of the total voting rights in Business Objects, calculated on a fully diluted basis, on the closing date of the U.S. Offer, shall have been validly tendered into the Offers and not properly withdrawn prior to the Expiration Date (the “Minimum Tender Condition”).

3. The U.S. Offer and withdrawal rights will expire on the Expiration Date, which will be 9:00 a.m., New York City time, on January 15, 2008, unless and until the time period for which the U.S. Offer is open is extended by SAP France, in accordance with the terms set forth in the U.S. Offer to Purchase. If SAP France extends the U.S. Offer, SAP France will inform The Bank of New York, the Receiving Agent for the U.S. Offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m. New York City time, on the business day after the day on which the U.S. Offer was scheduled to expire.

4. Payment for Business Objects ADSs tendered and accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the Receiving Agent of (a) American depositary receipts evidencing the tendered Business Objects ADSs or a timely book-entry confirmation of a book-entry transfer of such Business Objects ADSs into the Receiving Agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 of the U.S. Offer to Purchase, (b) a properly completed and duly executed ADS Letter of Transmittal (or a manually executed copy thereof) guarantees, or an Agent’s Message in connection with a book-entry transfer, as defined in Section 3 of the U.S. Offer to Purchase, and (c) any other documents required by the ADS Letter of Transmittal. Please note that notices of guaranteed delivery will NOT be accepted so you should plan accordingly.

5. Upon the terms and subject to the conditions of the U.S. Offer (including, if the U.S. Offer is extended or amended, the terms and conditions of any such extension or amendment), SAP France will accept for payment, and will pay for, all ADSs validly tendered and not properly withdrawn prior to the Expiration Date promptly after the Expiration Date. If there is a subsequent offering period, all ADSs tendered in the U.S. Offer during the subsequent offering period will be immediately accepted for payment and promptly paid for. The cash consideration payable in the U.S. Offer for Business Objects ADSs will be paid in U.S. dollars after being converted from euros at the euro foreign exchange reference rate published by the European Central Bank on or about 2:15 p.m. CET, or 8:15 a.m. EST, on the business day following the Expiration Date or the business day following each tender of ADSs during the subsequent offering period of the U.S. Offer, as the case may be.

6. If the Offers are not completed successfully, the Securities that have been tendered in the Offers will be returned to the tendering holders without interest or any other payment being due.

7. Business Objects ADS holders who fail to complete and sign the Substitute Form W-9 may be subject to U.S. Federal income tax backup withholding at a rate of 28%. See Instruction 14 of the ADS Letter of Transmittal.

If you wish to have us tender any or all of the Business Objects ADSs held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth below. If you authorize tender of your Business Objects ADSs, all such Business Objects ADSs will be tendered unless otherwise indicated in such instruction form.

Please forward your instructions to us as soon as possible to allow us ample time to tender Business Objects ADSs on your behalf prior to the Expiration Date. No notices of guaranteed delivery will be accepted.

The distribution of this document and any other documents related to the U.S. Offer and the making of the U.S. Offer may, in some jurisdictions, be restricted by law. The U.S. Offer is not being made, directly or indirectly, in or into, and may not be accepted from within, any jurisdiction in which the making of the U.S. Offer or the acceptance thereof would not be in compliance with the laws of that jurisdiction or would require SAP France to make a public offer in any jurisdiction other than in the United States or in France. SAP France has not and will not seek any regulatory approval other than regulatory approvals required in France and the United States with respect to the French Offer and U.S. Offer, respectively. Persons who come into possession of this document should inform themselves of and observe any of these restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of that jurisdiction. SAP France does not assume any responsibility for any violation by any person of any restriction.

An envelope in which to return your instructions to us is enclosed.

INSTRUCTIONS WITH RESPECT TO THE
U.S. OFFER TO PURCHASE FOR CASH
All Outstanding American Depositary Shares and
All Ordinary Shares, Warrants and ORNANEs held by U.S. Holders of
BUSINESS OBJECTS S.A.
Pursuant to the U.S. Offer to Purchase dated December 4, 2007 by
SAP FRANCE S.A.
a wholly owned subsidiary of
SAP AG

The undersigned acknowledge(s) receipt of your letter enclosing the U.S. Offer to Purchase dated December 4, 2007 (the “U.S. Offer to Purchase”) and the related ADS Letter of Transmittal pursuant to an offer by SAP France to acquire all the issued and outstanding ordinary shares, American depositary shares (“ADSs”), warrants and convertible bonds (“ORNANEs”) of Business Objects, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase and the related ADS Letter of Transmittal.

This will instruct you to tender the number of Business Objects ADSs indicated below (or, if no number is indicated below, all Business Objects ADSs) that are held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the U.S. Offer to Purchase and in the related ADS Letter of Transmittal.

The undersigned understands and acknowledges that all questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance of any Business Objects ADSs submitted on my behalf to the Receiving Agent will be determined by SAP France (which may delegate power in whole or in part to the Receiving Agent) and such determination shall be final and binding.

Number of Business Objects ADSs to be Tendered*:

Dated:   , 200

SIGN HERE

X
(Signature(s))

(Please Print Name)

(Address)

(Area Code and Telephone Number)

(Tax Identification or Social Security Number(s))

*	Unless otherwise indicated, you are deemed to have instructed us to tender all Business Objects ADSs held by us for your account.

PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM OR OTHER NOMINEE MAINTAINING YOUR ACCOUNT.

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